EXECUTION COPY

AMENDMENT NO. 6 TO
LOAN AND SERVICING AGREEMENT
This AMENDMENT NO. 6 TO LOAN AND SERVICING AGREEMENT, dated as of March 26, 2013 (this “Amendment”), is executed by and among DT WAREHOUSE IV, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), DT CREDIT COMPANY, LLC, an Arizona limited liability company, as servicer (in such capacity, the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Backup Servicer, Paying Agent and Securities Intermediary (“Paying Agent”), and THE ROYAL BANK OF SCOTLAND PLC, as Program Agent for the Conduit Lenders and the Committed Lenders (“Program Agent”) and as sole Managing Agent and sole Committed Lender. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the “Loan and Servicing Agreement” (defined below).
WITNESSETH:
WHEREAS, the Borrower, the Servicer, the Program Agent, the Paying Agent, the Commercial Paper Conduits from time to time party thereto, and the Financial Institutions from time to time party thereto entered into that certain Loan and Servicing Agreement dated as of July 23, 2010, as amended by Amendment No. 1 dated as of May 13, 2011, Amendment No. 2 dated as of September 19, 2011, Amendment No. 3 dated as of December 28, 2011, Amendment No. 4 dated as of March 15, 2012 and Amendment No. 5 dated as of March 13, 2013 (the “Loan and Servicing Agreement”);
WHEREAS, as provided herein, the parties hereto have agreed to amend certain provisions of the Loan and Servicing Agreement as described below;
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Amendment to the Loan and Servicing Agreement. Effective as of the date hereof, and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Loan and Servicing Agreement is hereby amended as follows:
1.1        The following definitions of “Senior Interest”, “Senior Interest Margin” and “Senior Interest Rate” are hereby added to Section 1.01 of the Loan and Servicing Agreement in their appropriate alphabetical order therein:
“Senior Interest” means, for any Loan and any Interest Period, the sum for each day during such Interest Period of the following:
IR x PA/CB
where:

IR    =    the Senior Interest Rate.
PA    =    the Principal Amount of such Loan on such day.
CB    =    (i) in the case of a Loan, the Interest Rate for which is based on the Base Rate, 365 and (ii) in the case of any other Loan, 360.”
“Senior Interest Margin” means the amount set forth in clause (i) of the definition of “Margin”.
“Senior Interest Rate” means, with respect to a Loan on any day, an interest rate per annum equal to the sum of the Senior Interest Margin plus the Adjusted LIBO Rate for such Interest Period; provided, however, that:
(i)    if a LIBOR Disruption Event is continuing on such day,
(ii)    if the applicable Lender does not receive a request, by no later than 12:00 p.m. (New York City time) on the Business Day preceding the first day of the related Interest Period that such Loan shall be funded at the Adjusted LIBO Rate,
(iii)    if, after giving effect to such Loan, the aggregate Principal Amount of all Loans held by the applicable Lender, is less than $500,000, or
(iv)    if the Borrower elects to fund such Loan at the Base Rate, the Senior Interest Rate shall be an interest rate per annum equal to the Base Rate in effect from time to time during such Interest Period plus the Senior Interest Margin.

1.2        The definitions of “Commitment Termination Date”, “Fee Letter”, “Overconcentration Amount”, and “Reserve Percentage” set forth in Section 1.01 of the Loan and Servicing Agreement are hereby amended and restated as follows:
“Commitment Termination Date” means March 25, 2014, as such date may be extended from time to time pursuant to Section 2.08.
“Delinquency Measurement Contract” means, as of any date of determination, a Contract, other than a Charged-Off Contract, as to which all or any portion of any Scheduled Payment in excess of 10.00% of such Scheduled Payment is due and unpaid for more than 60 days but less than 121 days.
“Fee Letter” means the Third Amended and Restated Fee Letter dated as of March 26, 2013, between the Program Agent and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.
“Overconcentration Amount” means, at any time, the sum of (i) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “B” or below pursuant to the Credit and Collection Policy exceeds the product of 75.00% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (ii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “C” or below pursuant to the Credit and Collection Policy exceeds the product of 40.00% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (iii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “C-” or below pursuant to the Credit and Collection Policy exceeds the product of 9.00% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (iv) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “D+” or below pursuant to the Credit and Collection Policy exceeds the product of 2.50% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (v) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in a particular State (other than Texas or Florida) exceeds the product of 15% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (vi) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in Texas exceeds the product of 30% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (vii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in Florida exceeds the product of 22.5% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (viii) the amount by which the aggregate Principal Balances of all Eligible Contracts as to which all or part in excess of 10.00% of any Scheduled Payment is 31 or more but less than 61 days delinquent exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (ix) the amount by which the aggregate Principal Balances of all Eligible Contracts as to which the original term to maturity exceeds sixty-eight (68) months exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time.
“Reserve Percentage” means, at any time, the sum of (i) 35.0% plus (ii) if either (a) the Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts) or the Rolling Average Charged-Off Losses Ratio (Pledged Contracts) exceeds 3.15% for two (2) or more consecutive Accounting Periods or (b) the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) or the Rolling Average Delinquency Ratio (Pledged Contracts) exceeds 7.0% for two (2) or more consecutive Accounting Periods, 10% for each of the three succeeding Accounting Periods, as the same may be adjusted pursuant to Section 5.01(o).
1.3        The definition of “Eligible Contract” set forth in Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting clause (i) thereof and substituting, in lieu thereof, respectively, the following:
(i) which (i) has an original term to maturity that is not less than twelve (12) months and does not exceed sixty-two (62) months, or such other period as may be agreed to from time to time by the Borrower and the Program Agent, provided that (x) for Receivables as to which the Contract Debtor is rated “C” the original term to maturity (1) is not less than twelve (12) months, (2) does not exceed sixty-eight (68) months and (3) as to which the original term to maturity exceeds sixty-two (62) months, does not exceed the product of 15.00% and the aggregate Principal Balances of all Eligible Contracts rated “C” at such time, (y) for Receivables as to which the Contract Debtor is rated “B” the original term to maturity is not less than twelve (12) months and does not exceed seventy (70) months, and (z) for Receivables as to which the Contract Debtor is rated “A” the original term to maturity is not less than twelve (12) months and does not exceed seventy-two (72) months, (ii) the Schedule of Payments has equal periodic payments except for payments due during the first 90 days of the term of such Contract, and except for the final payment which may be less than the other equal payments, and the payment obligation is in United States dollars, and (iii) does not cause the weighted average (based on Principal Balances of the applicable Eligible Contracts) original term to maturity of all Eligible Contracts that are Pledged Contracts to exceed sixty-five (65) months; provided that the Pledged Contracts rendered ineligible solely pursuant to the foregoing clause (iii) shall be selected by the Borrower from the Pledged Contracts with the longest original term to maturity and only with Principal Balances required to reduce such weighted average original term to maturity of all Eligible Contracts that are Pledged Contracts to or below sixty-five (65) months; provided that any such ineligible Pledged Contract may be subsequently designated by the Borrower as an “Eligible Contract” if the eligibility of such Pledged Contract would not cause such weighted average original term to maturity of all Pledged Contracts to exceed sixty-five (65) months;
1.4        The definition of “Level Two Trigger Event” set forth in Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting clause (a) thereof and substituting, in lieu thereof, respectively, the following:
(a)     the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) or the Rolling Average Delinquency Ratio (Pledged Contracts) shall exceed 8.0% on two or more consecutive Measurement Dates; or
1.5        Section 2.06(b) of the Loan and Servicing Agreement is hereby amended as follows:
(i)    clause (iii) thereof is amended and restated in its entirety as follows:
(iii)    third, to each Managing Agent (for the account of the Lenders in the related Lender Group), on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest (but not in excess of the Senior Interest) and Liquidity Fees then due and payable to the Lenders in respect of the preceding Interest Period, together with any accrued and unpaid Interest (but not in excess of the Senior Interest) and Liquidity Fees from prior Interest Periods;
(ii)    clauses (v) through (viii) thereof are renumbered as clauses (vi) through (ix), and the references to “fifth” through “eighth” set forth therein are renumbered as “sixth” through “ninth”, respectively; and
(iii)    the following new clause (v) is added immediately following clause (iv) thereof:

(v)    fifth, to each Managing Agent (for the account of the Lenders in the related Lender Group), on a pro rata basis, an amount equal to any accrued and unpaid Interest then due and payable to the Lenders in respect of the preceding Interest Period, together with any accrued and unpaid Interest from prior Interest Periods, in either case, to the extent not paid pursuant to clause (iii) above;
1.6        Section 2.07(b) of the Loan and Servicing Agreement is hereby amended as follows:
(i)    clause (iv) thereof is amended and restated in its entirety as follows:
(iv)    fourth, to the Lenders, the Managing Agents and the Program Agent, on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest (but not in excess of the Senior Interest) and Liquidity Fees;
(ii)    clauses (viii) and (ix) thereof are renumbered as clauses (ix) and (x), and the references to “eighth” and “ninth” set forth therein are renumbered as “ninth” and “tenth”, respectively; and

(iii)    the following new clause (viii) is added immediately following clause (vii) thereof:

(viii)    eighth, to the Lenders, the Managing Agents and the Program Agent, on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest to the extent not paid pursuant to clause (iv) above;
1.7        Section 5.01(q) of the Loan and Servicing Agreement is hereby amended and restated in its entirety as follows:
(q)    Rating Reaffirmations. On or prior to each Rating Reaffirmation Date, the Borrower shall request from DBRS a written reaffirmation that the Notes have a rating of A- or higher and, within two Business Days of receipt of any such reaffirmation, shall distribute copies thereof to the Program Agent and the Managing Agents. (The Borrower acknowledges that the Program Agent may request from DBRS a written reaffirmation of the rating of the Notes at any time.
1.8        Section 5.02(i)(ii) of the Loan and Servicing Agreement is hereby amended and restated in its entirety as follows:
(ii) Promptly and in no event more than two (2) Business Days after any Responsible Officer of the Borrower obtains knowledge of any amendment, modification, supplement or other change to the Credit and Collection Policy or the implementation thereof or day to day collection practices that could have an adverse effect on the collectability of the Pledged Contracts, the statement of a Responsible

Officer of the Borrower setting forth the details of such amendment, modification or supplement.
1.9        Section 5.03(c) of the Loan and Servicing Agreement is hereby amended and restated in its entirety as follows:
(c)    Change in Business or Credit and Collection Policy. Make any change in (i) the Credit and Collection Policy which could be reasonably expected to result in a Material Adverse Change, (ii) the implementation of the Credit and Collection Policy or its day to day collection practices that could have an adverse effect on the collectability of the Pledged Contracts, or (iii) the character of its business.

1.10        Section 6.02(g) of the Loan and Servicing Agreement is hereby amended and restated in its entirety as follows:
(g)    On behalf of the Borrower and the Program Agent for the benefit of the Lenders, the Servicer shall use its best efforts, consistent with its customary servicing procedures, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Pledged Contract as to which the Servicer shall have determined eventual payment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Pledged Contract, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of Contracts, which may include reasonable efforts to realize proceeds from the repossession of the related Financed Vehicle. The Servicer shall follow such Accepted Servicing Practices as it shall deem necessary or advisable in its servicing of Contracts. The Servicer shall use all commercially reasonable efforts to maximize proceeds from the repossession of a Financed Vehicle securing any Pledged Contract, which may include selling such Financed Vehicle at auction, public or private sale, or to an Affiliate of the Servicer, provided that (i) any such sale to an Affiliate is for fair market value, (ii) any such sale to an Affiliate does not have a material adverse effect on the Lenders and (iii) the aggregate proceeds from the sale to such Affiliates of repossessed Financed Vehicles not sold through auction securing any Pledged Contract in any calendar month does not exceed 20.0% of the aggregate proceeds from the sale of all repossessed Financed Vehicles securing any Pledged Contract. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the Net Liquidation Proceeds by an amount greater than the amount of such expenses.

1.11    Section 7.01(z) of the Loan and Servicing Agreement is hereby amended and restated in its entirety as follows:

(z) The Notes shall cease to be rated by DBRS or the rating of the Notes by DBRS shall be A- or below and such condition shall continue unremedied for 30 days, provided such condition shall not constitute an Event of Termination if (i) the Notes would be rated higher than A- if the Reserve Percentage were higher (and no other change to this Agreement were required), (ii) the Borrower executes an amendment which effects a change in the Reserve Percentage to such higher level and (iii) the sole reason that such amendment does not become effective is the failure of the Program Agent to execute such amendment;

SECTION 2.    Conditions to Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Program Agent of counterparts of this Amendment executed by each of the parties hereto.
SECTION 3.    Representations, Warranties and Confirmations. Each of the Servicer and the Borrower hereby represents and warrants that:
3.1        It has the power and is duly authorized to execute and deliver this Amendment.
3.2        The execution and delivery of this Amendment has been duly authorized by all corporate or limited liability company action necessary on its part.
3.3        This Amendment and the Loan and Servicing Agreement as amended hereby, constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.
3.4        Immediately prior, and after giving all effect, to this Amendment, the covenants, representations and warranties of each such party, respectively, set forth in the Loan and Servicing Agreement and as amended hereby, are true and correct in all material respects as of the date hereof (except to the extent such representations or warranties relate solely to an earlier date and then as of such date).
3.5        Immediately prior, and after giving all effect, to this Amendment, no event, condition or circumstance has occurred and is continuing which constitutes an Event of Termination or Incipient Event of Termination.
SECTION 4.    Entire Agreement. The parties hereto hereby agree that this Amendment constitutes the entire agreement concerning the subject matter hereof and supersedes any and all written and/or oral prior agreements, negotiations, correspondence, understandings and communications.
SECTION 5.    Effectiveness of Amendment. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Loan and Servicing Agreement shall remain in full force and effect and are hereby ratified and confirmed. This Amendment is effective only for the specific purpose for which it is given and shall not operate as a consent, waiver, amendment or other modification of any other term or condition set forth in the Loan and Servicing Agreement or any right, power or remedy of any Program Agent under the Loan and Servicing Agreement. Upon the effectiveness of this Amendment, each reference in the Loan and Servicing Agreement to “this Agreement” or “this Loan and Servicing Agreement” or words of like import shall mean and be references to the Loan and Servicing Agreement as amended hereby, and each reference in any other Facility Document to the Loan and Servicing Agreement or to any terms defined in the Loan and Servicing Agreement which are modified hereby shall mean and be references to the Loan and Servicing Agreement or to such terms as modified hereby.
SECTION 6.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
SECTION 8.    Binding Effect. This Amendment shall be binding upon and shall be enforceable by parties hereto and their respective successors and permitted assigns.
SECTION 9.    Headings. The Section headings herein are for convenience only and will not affect the construction hereof.
SECTION 10.    Novation. This Amendment does not constitute a novation or termination of the Loan and Servicing Agreement or any Facility Document and all obligations thereunder are in all respects continuing with only the terms thereof being modified as provided herein.
SECTION 11.    Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.
DT WAREHOUSE IV, LLC
By: /s/ Mark Sauder
Name: Mark Sauder
Title: President
DT CREDIT COMPANY, LLC
By: /s/ Jon Ehlinger
Name: Jon Ehlinger
Title: Secretary
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Backup Servicer, Paying Agent and Securities Intermediary
By: /s/Tara H. Anderson
Name: Tara H. Anderson
Title: Vice President
THE ROYAL BANK OF SCOTLAND PLC
as Program Agent, sole Managing Agent and sole
Committed Lender
By: RBS Securities Inc., as agent

By: /s/ Michael Zappaterrini
Name: Michael Zappaterrini
Title: Managing Director